Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF DESIGNATIONS OF SERIES A CUMULATIVE CONVERTIBLE

PREFERRED STOCK

OF

GARRETT MOTION INC.

GARRETT MOTION INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: The Certificate of Designations of Series A Cumulative Convertible Preferred Stock (par value $0.001 per share) (the “Series A Preferred Stock”) of the Corporation (the “Certificate of Designations”) is hereby amended as follows:

1.	Section 4(c) of the Certificate of Designations is hereby replaced in its entirety with the following:

Priority of Dividends. So long as any share of Series A remains outstanding, no dividend whatsoever shall be paid or declared and no Distribution shall be made on any class of Common Stock or any future class of Preferred Stock established hereafter by the Board of Directors (other than Dividend Parity Stock or Dividend Senior Stock) (collectively, referred to as the “Dividend Junior Stock”), other than a dividend payable solely in Dividend Junior Stock, and no shares of Dividend Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of junior stock for or into junior stock, or the exchange or conversion of one share of Dividend Junior Stock for or into another share of Dividend Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Dividend Junior Stock), unless (i) all cumulative accrued and unpaid Preference Dividends on all outstanding shares of Series A have been paid in full and the full dividend thereon for the then current Preference Dividend Period has been paid or declared and set aside for payment and (ii) all prior redemption requirements with respect to Series A have been complied with; provided that the Disinterested Directors’ Committee may declare, and the Corporation may pay or make, a dividend or Distribution on any Dividend Junior Stock even if there are cumulative accrued and unpaid Preference Dividends that have not been paid in full or the full dividend for the then current Preference Dividend Period has not been paid or declared and set aside for payment, but only if (x) the Holders shall also participate in such dividend or Distribution pursuant to Section 4(b), (y) such dividend or Distribution is made on or prior to December 31, 2022, and (z) the full Board has ratified the Disinterested Directors’ Committee’s declaration of such dividend or Distribution. For the avoidance of doubt, the declaration and payment of a dividend or making of any Distribution on any Dividend Junior Stock in which Holders shall participate pursuant to Section 4(b) in accordance with the foregoing proviso shall not obligate the Corporation to pay any Preference Dividends pursuant to Section 4(a). When Preference Dividends are not paid in full upon the shares of Series A and any future class of Preferred Stock established hereafter by the Board of Directors with the vote or written consent of a Majority In Interest, the terms of which expressly provide that such class ranks pari passu with the Series A as to rights to payment of dividends (collectively, referred to as the “Dividend Parity Stock”), all Preference Dividends declared upon shares of Series A and all dividends declared upon Dividend Parity Stock shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid Preference Dividends per share on the shares of Series A and all accrued but unpaid dividends per share on all such Dividend Parity Stock bear to each other. Subject to the foregoing and subject to Section 4(b), the Corporation may pay such dividends (payable in cash, stock or otherwise) as may be declared by the Board of Directors on any Dividend Junior Stock from time to time out of any funds legally available therefor.

SECOND: The foregoing amendment has been duly approved by the Board of Directors of the Corporation.

THIRD: The holders of a majority of the outstanding shares of Series A Preferred Stock, representing the votes necessary to authorize such action and acting by written consent, approved the adoption of the foregoing amendment.

FOURTH: The foregoing amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Jérôme Maironi, its Senior Vice President, General Counsel and Corporate Secretary, this 21st day of July, 2021.

GARRETT MOTION INC.

By:	/s/ Jérôme Maironi
Name:	Jérôme Maironi
Title:	Senior Vice President, General Counsel and Corporate Secretary